Exhibit 3.8


                STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
                        Office of the Secretary of State
                              Corporations Division
                              100 North Main Street
                       Providence, Rhode Island 02903-1335

                              BUSINESS CORPORATION

                                ________________

                       ORIGINAL ARTICLES OF INCORPORATION


The undersigned acting as incorporator(s) of a corporation under Chapter 7-1.1 of the General Laws, 1956, as amended adopt(s) the following Articles of Incorporation for such corporation:

1.        The name of the corporation is GTECH Rhode Island Corporation.

2.        The period of its duration is (if perpetual, so state) perpetual.

3. The specific purpose or purposes for which the corporation is organized are:

          The purpose of the corporation is, within the meaning of Rhode Island General Laws 44-11-1(a)(vii), to maintain and manage the intangible investments of the corporation and the collection and distribution of the income from such investments or from tangible property physically located outside the State of Rhode Island and to carry on any lawful act or activity for which a corporation may be organized under the Rhode Island Business Corporation Act.

4. The aggregate number of shares which the corporation shall have authority to issue is:

          (a) If only one class: Total number of shares 8,000 $.01 par value (If the authorized shares are to consist of one class only state the par value of such shares or a statement that all of such shares are to be without par value.):

                                       or

          (b) If more than one class:  Total number of shares  _________  (State
          (A) the number of shares of each class thereof that are to have a par value and the par value of each share of each such class, and/or (B) the number of such shares that are to be without par value, and (C) a statement of all or any of the designations and the powers, preferences and rights, including voting rights, and the qualifications, limitations or restrictions thereof, which are permitted by the provisions of Chapter 7-1.1 of the General Laws in respect of any class or classes of stock of the corporation and the fixating of which by the articles of association is desired, and an express grant of such authority as it may then be desired to grant to the board of directors to fix by vote or votes any thereof that may be desired but which shall not be fixed by the articles.):

5. Provisions (if any) dealing with the preemptive right of shareholders pursuant to Section 7-1.1-24 of the General Laws, 1956, as amended:

          Shareholders shall have no pre-emptive rights.

6. Provisions (if any) for the regulation of the internal affairs of the corporation:

          See Exhibit A attached hereto.

7.        The address of the initial registered office of the corporation is:

          CT Corporation System, 123 Dyer Street,  Providence, RI 02903
                                 (Street)          (City/Town) (Zip Code)
          and the name of its initial registered agent at such address is CT Corporation System.

8. The number of directors constituting the initial board of directors of the corporation is 3 and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are: (If this is a close corporation pursuant to Section 7-1.1-51 of the General Laws, 1956, as amended, and there shall be no board of directors, state the titles of the initial officers of the corporation and the names and addresses of the persons who are to serve as officers until the first annual meeting of shareholders or until their successors be elected and qualify.)

          Title              Name                      Address

                             Guy B. Snowden            55 Technology Way
                                                       West Greenwich, RI 02817

                             Victor Markowicz          55 Technology Way
                                                       West Greenwich, RI 02817

                             William Y. O'Connor       55 Technology Way
                                                       West Greenwich, RI 02817

9.        The name and address of each incorporator is:

           Name                                        Address

           Douglas G. Gray,                            2700 Hospital Trust Tower
           c/o Edwards & Angell, LLP                   Providence, RI 02903

10. Date when corporate existence to begin: Upon Filing (not more than 30 days after filing of these articles of incorporation)


Dated August 13, 1997                         /s/ Douglas G. Gray
                                                  ------------------------------
                                                  Douglas G. Gray

                                              Signature of each Incorporator

                                    EXHIBIT A


     Article SIXTH: No director of the Corporation shall be liable to the Corporation or to its stockholders for monetary damages for breach of the director's duty as a director; provided, however, that this Article SIXTH shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the liability imposed pursuant to the provisions of R.I.G.L. Sec 7-1.1-43 (as in effect or as hereafter amended); or (iv) for any transaction from which the director derived an improper personal benefit unless said transaction is permitted by R.I.G.L. Section 7-1.1-37.1 (as in effect or as hereafter amended). If the Rhode Island General laws are amended after the adoption of this Article SIXTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Rhode Island General Laws, as so amended. Neither the amendment nor repeal of this Article SIXTH nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article SIXTH shall eliminate or reduce the effect of this Article SIXTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SIXTH, would occur or arise, prior to such amendment, repeal or adoption of an inconsistent provision.